EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this joint proxy statement/prospectus of Investors Bancorp, Inc. and Roma Financial Corporation in this Registration Statement on Form S-4 No. 333-187365 of Investors Bancorp, Inc., as amended, of our reports dated February 26, 2013, relating to the consolidated financial statements of Roma Financial Corporation, and the effectiveness of Roma Financial Corporation’s internal control over financial reporting, appearing in Roma Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

We further consent to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ ParenteBeard LLC

Philadelphia Pennsylvania

April 25, 2013